Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2021, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-240278) and related Prospectus of Digital Media Solutions, Inc. for the registration of 73,444,102 shares of its Class A Common Stock and 4,000,000 warrants to purchase its Class A Common Stock.

/s/ Ernst & Young LLP

Tampa, Florida
April 7, 2021